Exhibit 10.1

Execution Copy

STRATEGIC ADVISORY AGREEMENT

This STRATEGIC ADVISORY AGREEMENT (this “Agreement”) is entered into as of December 11, 2020 by and between Sarissa Capital Management LP, a Delaware limited partnership (“Sarissa”), and Innoviva, Inc., a Delaware corporation (the “Innoviva”).

RECITALS

WHEREAS, Sarissa and its affiliates (such term, as used in this Agreement, shall have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), have extensive knowledge and insight regarding the healthcare pharmaceutical and biotechnology sectors (the “Specified Industries”);

WHEREAS, Innoviva is seeking to diversify its royalty management business and the substantial revenue stream derived therefrom and to continue to and, potentially, increase, its consideration and pursuit of the acquisition of substantial interests, through mergers, acquisitions and investments, of companies or assets in the Specified Industries, and Sarissa is willing to provide strategic advice and services in connection therewith, all on the terms and subject to the conditions set forth in this Agreement and consistent with activities authorized under the federal securities laws to be performed by persons who are not registered as broker-dealers with the Securities and Exchange Commission (the “Permitted Scope”); and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Innoviva Strategic Partners LLC, ISP Fund LP, a Delaware limited partnership (the “Partnership”), Sarissa and certain other parties thereto are entering into a Limited Partnership Agreement (the “Partnership Agreement”), pursuant to which Innoviva will, through Innoviva Strategic Partners LLC, contribute $300 million in cash to the Partnership (“Subscription Amount”), and the parties hereto acknowledge and agree that the provision of the Services (as defined below) by Sarissa pursuant to the terms hereof is a material inducement to the entry by Innoviva Strategic Partners LLC into the Partnership Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the parties hereto agree as follows:

1.    Services.

(a)        Subject to the Permitted Scope and other terms set forth in this Agreement, Sarissa hereby agrees to provide, or cause an affiliate thereof to provide, to Innoviva and its subsidiaries, the following services and advice (collectively, the “Services”), except that the Services specified in clauses (ii)(C), (iii) and (vi) immediately below shall only be provided with respect to Privately-Held Companies (as defined below) and in compliance with the terms of the M&A Brokers’ Letter, Securities and Exchange Commision (“SEC”) No Action Letter (Jan. 31, 2014, rev. Feb. 4, 2014):

(i)

advise Innoviva management in development of an overall acquisition and control investment process and strategy, including a standardized approach with respect to the consideration, due diligence and valuation of target companies in potential mergers, acquisitions or investments in the Specified Industries where Innoviva would take a substantial stake in and actively operate such target companies following the completion of the acquisition thereof or investment therein (“Potential Transactions”);

(ii)

upon request by Innoviva, provide strategic advice to the management of Innoviva on market trends, market and industry dynamics, and merger and acquisition activity, in each case in the Specified Industries, including (A) identifying potential verticals or sub-sectors within the Specified Industries that may present acquisition or control investment opportunities for Innoviva and the reasons therefor, (B) identifying groups of (but not individual) potential target companies within such verticals and sub-sectors and (C) seeking to introduce Innoviva representatives to representatives of companies within the Specified Industries and/or their equityholders or owners, in the case of this clause (C) as Sarissa deems advisable or appropriate;

(iii)

(A) identifying any potential specific target companies for Potential Transactions and (B) upon request by Innoviva, seeking to introduce Innoviva representatives to representatives of such target companies and/or their equityholders or owners, in the case of this clause (B) as Sarissa deems advisable or appropriate;

(iv)

upon request by Innoviva, assisting management of Innoviva in undertaking due diligence of target companies in Potential Transactions, including financial and transactional analyses of any target company subject to a Potential Transaction (including, as applicable, preparing or reviewing financial projections and the material assumptions with respect thereto);

(v)	upon request by Innoviva and in coordination with Innoviva management, coordinating and liaising with other advisors engaged by Innoviva in connection with any Potential Transaction;

(vi)	upon request by Innoviva, providing advice regarding the terms and conditions of, negotiations with respect to, and the capital structure approach and financing strategy for, Potential Transactions;

(vii)

with respect to any target company that Innoviva acquires or makes a substantial investment in, upon request by Innoviva, (A) provide advice regarding the optimization and growth of the ongoing business and operations thereof and the integration of such target company into Innoviva, and (B) review of the post-acquisition or investment performance of such target company and the integration thereof into Innoviva and how such performance compares to the anticipated performance thereof relative to the expectations therefor included in the due diligence performed in connection with the acquisition of or investment in such target company; and

(viii)

upon request by Innoviva, seeking to source and provide recruiting assistance and due diligence on individuals to serve as directors or officers of target companies that are the subject of Potential Transactions, and the evaluation of the performance of such directors and officers following completion of any such transaction.

For purposes hereof, a “Privately-Held Company” means a company that (x) does not have any class of securities registered, or required to be registered, with the SEC under Section 12 of the Exchange Act, or with respect to which the company files, or is required to file, periodic information, documents, or reports under Section 15(d) of the Exchange Act, and (y) is an operating company that is a going concern and not a “shell” company.

(b)    The parties hereto acknowledge and agree that, as of the date hereof, two (2) employees or partners of Sarissa or an affiliate thereof are members of the Board of Directors of Innoviva (the “Innoviva Board” and any present or future designee of Sarissa or its affiliates thereto being referred to herein as the “Sarissa Designees”). The terms and conditions set forth in this Agreement are not applicable to any actions taken or not taken by any Sarissa Designees in their capacity as such, who shall continue to carry out their duties as members of the Innoviva Board in accordance with applicable law, their fiduciary duties and the policies and procedures established by Innoviva from time to time that are generally applicable to all members of the Innoviva Board. Without limiting the foregoing, consistent with the past practice of the Sarissa Designees, Innoviva expects them to remain actively involved, in their capacities as members of the Innoviva Board, in the oversight of the business and operations of Innoviva and its subsidiaries, including by participating in the consideration, evaluation, negotiation and execution of Potential Transactions, and the parties hereto acknowledge and agree that any actions taken or not taken by the Sarissa Designees in their capacities as such shall not be imputed to or be deemed to be the responsibility of or supervised by Sarissa or its affiliates and shall not be deemed to be Services performed hereunder.

(c)    Notwithstanding anything contained herein to the contrary, in connection with the performance of the Services, (i) Sarissa shall not have the right to legally bind Innoviva or any subsidiary thereof and, without limitation of the foregoing, any determination by Innoviva or any subsidiary thereof to pursue, enter into or consummate any Potential Transaction shall be made solely by Innoviva or such subsidiary in accordance with the governance procedures and protocols developed thereby, (ii) Sarissa will not directly, or indirectly through any of its affiliates, provide financing for any Potential Transaction unless approved by Innoviva, and if Sarissa assists Innoviva in obtaining financing from unaffiliated third parties, it shall comply with all applicable legal requirements, (iii) Sarissa will not have custody, control, or possession of or otherwise handle funds or securities issued or exchanged in connection with any Potential Transaction, (iv) no Potential Transaction involving a Privately-Held Company in respect to which the Services are provided by Sarissa will involve a public offering and (v) Sarissa may facilitate a Potential Transaction with a group of buyers (including Innoviva) provided the group is formed without assistance from Sarissa.

(d)    Sarissa agrees that to the extent that Sarissa or any affiliate thereof has an Economic Interest in any target company subject to any Potential Transaction, Sarissa shall inform Innoviva of such Economic Interest and shall provide any additional information with respect thereto as Innoviva may reasonably request. For purposes of this Agreement, “Economic Interest” means any (a) direct or indirect beneficial ownership (as such term is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (b) direct or indirect pecuniary interest (as such term is defined in Rule 16a-1 of the Exchange Act) or (c) other direct or indirect economic interest, in each case of clauses (a) through (c), in such target company (or any affiliate thereof) or any securities or loans of such target company (or any affiliate thereof), including any exposure through hedging, swap, futures contract, forward transaction, swap, option or similar transaction; provided, however, Sarissa shall not be deemed to have an Economic Interest in an entity that is a party to or otherwise involved in a Potential Transaction based solely on the fact that Sarissa beneficially owns an interest in or has exposure to a broad-based index of securities in which securities of such entity are a component.

(e)    In connection with the Services, Sarissa agrees to make its investment professionals reasonably available to Innoviva (including for telephonic, electronic or in person meetings, as reasonably requested by Innoviva) at mutually convenient times. Innoviva’s primary point of contact at Sarissa will be the President of Sarissa.

(f)    Annual Workplan and Quarterly Updates.

(i)    Sarissa shall advise Innoviva on development of a workplan (the “Annual Workplan”) that shall specify in reasonable detail the proposed implementation and administration of the Services in each calendar year, including goals regarding Potential Transactions sought by Innoviva, which Annual Workplan shall be updated on a quarterly basis (each, a “Quarterly Update”). Without limiting Sarissa’s obligations under the rest of this Section 1, Sarissa will endeavor in good faith and on a commercially reasonable basis to assist Innoviva with Potential Transactions specified in the Annual Workplan (and/or Quarterly Updates) in accordance with the terms of this Agreement. For the avoidance of doubt, the parties acknowledge and agree that the Services are expected to be provided on an ongoing and regular basis, provided that nothing in this Agreement shall imply that Sarissa is required to dedicate any specific amount of time to the Services and/or to forego any other business activities that may be conducted by Sarissa.

(ii)    In furtherance of the foregoing, within ten (10) Business Days of Innoviva providing Sarissa a draft of the Annual Workplan or a draft of any Quarterly Update, Sarissa will provide written advice to Innoviva regarding such draft. Sarissa acknowledges and understands that Innoviva will seek to finalize such Annual Workplan or Quarterly Update within five (5) Business Days of the date that Sarissa provides such written advice, and Sarissa shall therefore reasonably cooperate with Innoviva on a commercially reasonable basis and provide such further advice and assistance in connection therewith as Innoviva may reasonably request. For purposes of this Agreement, a Business Day is any day on which the New York Stock Exchange is open for business.

(iii)    It is Innoviva’s intention for an Annual Workplan to be finalized by January 31 of each year, and for each Quarterly Update to be finalized by the end of the month immediately following the end of each fiscal quarter, and accordingly, Innoviva expects to deliver a draft of Annual Workplan at least 15 Business Days prior to January 31 of each year and a draft of each Quarterly Update at least 15 Business Days prior to the end of the month immediately following the end of each fiscal quarter in order for Sarissa to be provided sufficient time as set forth above to provide advice and assistance to Innoviva to finalize such Annual Workplan or Quarterly Update, as applicable.

(g)    In the event that Sarissa is in breach of its obligations to provide written advice on the draft Annual Workplan and/or any draft Quarterly Update pursuant to Section 1(f)(ii) and such breach remains uncured for a period of ten (10) Business Days following Innoviva’s written notice of such breach to Sarissa, Sarissa shall pay to Innoviva an amount, by wire transfer of immediately available funds, equal to the amount of the Management Fee (as defined in the Investment Management Agreement (the “IMA”) dated as of the date hereof, by and between ISP Fund LP and Sarissa paid to Sarissa by the ISP Fund for the fiscal quarter immediately preceding the notice of such breach. Furthermore, no Management Fee shall be payable for any fiscal quarter in which Sarissa remains in such uncured breach pursuant to this Section 1(g), following written notice thereof by Innoviva, at the time the Management Fee would otherwise be payable.

(h)    Nothing in this Agreement shall be construed to limit the ability of Sarissa or its affiliates to pursue, investigate, analyze, invest in, or engage in investment advisory or any other business relationships with entities other than Innoviva, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of Innoviva, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to Innoviva, or may have been identified by Innoviva as Potential Transactions.

2.    No Fees. The Services shall be provided free of charge to Innoviva, and neither Sarissa nor any affiliate thereto shall be entitled to any separate or additional compensation for any such Services. Except as provided in Section 5, all fees, costs and expenses incurred under this Agreement by any party hereto shall be borne solely by the party that has incurred such fees and expenses.

3.    Representations and Warranties of Sarissa. As of the date of this Agreement and, with respect to clauses (a)-(d) immediately below, continuing throughout the term of this Agreement, Sarissa hereby represents and warrants to Innoviva that:

(a)    Sarissa is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization.

(b)    This Agreement constitutes a legal, valid and binding obligation of Sarissa, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, liquidation or other similar laws affecting generally the enforcement of creditors’ rights.

(c)    Sarissa has full power and authority to do and perform all acts contemplated by this Agreement.

(d)    Neither the execution and delivery of this Agreement, the fulfillment of, or compliance with, the terms and provisions hereof, nor the performance of Sarissa’s obligations hereunder will conflict with, or result in a breach of any of the terms, conditions or provisions of (i) any federal, state or local law, regulation, order, regulatory guidance or agreement, or rule applicable to Sarissa or any of its affiliates, (ii) organizational documents of Sarissa or any of its affiliates or (iii) any agreement to which Sarissa or its affiliates is a party or by which it or its affiliates may be bound.

(e)    Sarissa has not and none of its directors, officers and employees has been barred from association with a broker-dealer by the SEC, any state or any self-regulatory organization, and no such person is suspended from association with a broker-dealer.

(f)    There is no action, suit, proceeding, inquiry or investigation by or before any court, governmental agency, public board or body pending or, to the knowledge of Sarissa, threatened against or contemplated by any governmental agency which could reasonably be expected to materially impair the ability of Sarissa or its affiliates to perform under this Agreement.

4.    Representations and Warranties of Innoviva. As of the date of this Agreement and, with respect to clauses (a)-(d) immediately below, continuing throughout the term of this Agreement, Innoviva hereby represents and warrants to Sarissa that:

(a)    Innoviva is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization.

(b)    This Agreement constitutes a legal, valid and binding obligation of Innoviva, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, liquidation or other similar laws affecting generally the enforcement of creditors’ rights.

(c)    Innoviva has full power and authority to do and perform all acts contemplated by this Agreement.

(d)    Neither the execution and delivery of this Agreement, the fulfillment of, or compliance with, the terms and provisions hereof, nor the performance of Innoviva’s obligations hereunder will conflict with, or result in a breach of any of the terms, conditions or provisions of (i) any federal, state or local law, regulation, order, regulatory guidance or agreement, or rule applicable to Innoviva or any of its affiliates, (ii) organizational documents of Innoviva or any of its affiliates or (iii) any agreement to which Innoviva or its affiliates is a party or by which it or its affiliates may be bound.

(e)    There is no action, suit, proceeding, inquiry or investigation by or before any court, governmental agency, public board or body pending or, to the knowledge of Innoviva, threatened against or contemplated by any governmental agency which could reasonably be expected to materially impair the ability of Innoviva or its affiliates to perform under this Agreement.

5.    Exculpation and Indemnification.

(a)    Innoviva will, except as otherwise provided in this Section 5 and to the fullest extent permitted by law, indemnify and keep the Indemnified Persons (as defined below) harmless against all proceedings, actions, claims and demands whatsoever (collectively “Claims”) which may be brought or made against the Indemnified Persons in any jurisdiction whatsoever in connection with, arising out of or related to this Agreement, including the Services provided hereunder by Sarissa, as well as all awards, liabilities, costs, expenses (including reasonable legal fees), as and when incurred, and losses (collectively “Liabilities”) actually suffered as a result of or in connection with such Claims (including investigating, preparing, or defending any such Claims) by Sarissa, any of its partners, members, officers, employees, agents or representatives or any of their respective affiliates (each, an “Indemnified Person”). Subject to Sections 1(g) hereof and 5(c) below, none of Sarissa or any Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to Innoviva or any of its affiliates in connection with any of the Services provided by Sarissa or otherwise in connection with this Agreement.

(b)    If any Claim is brought, threatened or asserted against Sarissa or any other Indemnified Person, Sarissa shall promptly notify Innoviva; provided that the failure to so notify will not relieve Innoviva from any indemnity liabilities hereunder except to the extent such failure results in the forfeiture by Innoviva of rights or defenses. Upon prior written notice to Sarissa, Innoviva shall be entitled to, at its own expense, assume the defense of any Claims which become the subject of this indemnity (other than any Claim involving allegations of criminal activity); provided that any legal counsel retained by Innoviva for any such defense shall be subject to the prior written approval of Sarissa, in each instance, such approval not to be unreasonably withheld, conditioned or delayed. In any such Claim, the defense of which Innoviva shall have so assumed, Sarissa shall have the right to retain counsel of its own choice to represent it, but the expenses of such counsel shall be at the expense of Sarissa unless (i) Innoviva and Sarissa shall have mutually agreed in writing to the retention of such counsel, (ii) Innoviva shall have failed to employ counsel reasonably satisfactory to Sarissa in a timely manner, or (iii) the named parties to any such Claim (including any impleaded parties) include Innoviva and Sarissa or any other Indemnified Person and representation of both parties by the same counsel would, in the opinion of external counsel to Sarissa, create an actual or potential conflict of interest, in which case of clauses (i), (ii) or (iii), such expenses of counsel shall be at the expense of Innoviva. It is understood, however, that in the situation in which the expenses of counsel of Sarissa are not at the expense of Sarissa pursuant to the preceding sentence, Innoviva shall, in connection with any one such Claim or separate but substantially similar or related Claims, be responsible for the reasonable expenses of only one separate firm of attorneys (in addition to local counsel) at any time for all Indemnified Persons, which firm (and local counsel) shall be designated in writing by Sarissa. The counsels so designated by Sarissa, if any, shall, to the extent consistent with its professional responsibilities, cooperate with Innoviva and any counsel designated by Innoviva. Innoviva further agrees that it shall not agree to any settlement or consent to any award in respect to any Claims that are the subject of this indemnity without Sarissa’s prior written consent (with such consent not to be unreasonably withheld, conditioned or delayed); provided that no such consent shall be needed if such settlement or consent (x) includes a release of Sarissa and any other Indemnified Party from any Liabilities arising out of such Claim and (y) does not include any admission of fault or culpability by or on behalf of Sarissa or any other Indemnified Person. Sarissa and the other Indemnified Parties shall not agree to any settlement or consent to any award in respect to any Claims or Liabilities that are the subject of this indemnity without the prior written consent of Innoviva, (with such consent not to be unreasonably withheld, conditioned or delayed) .

(c)    This indemnity and exculpation undertaking shall not apply to the extent that such Claims or Liabilities are finally (not subject to any further appeal) determined by a competent court to have resulted from Sarissa’s or an Indemnified Party’s fraud, bad faith, gross negligence or willful misconduct.

(d)    Sarissa makes no warranties with respect to any advice provided pursuant to this Agreement or Deliverables, including any information, data, opinions or projections therein (except for the use of good faith and reasonable diligence in the preparation thereof) and such items are subject to error. While Sarissa would endeavor to provide high quality Services to Innoviva, it does not make any commitment as to the outcome of any Annual Workplan, including that any Potential Transactions will be completed or that such Potential Transaction will generate positive returns. Since the decision to pursue any Potential Transaction rests solely with Innoviva, Sarissa shall have no liability or obligation in connection with any action taken or omitted by Innoviva. In addition, Innoviva acknowledges and agrees that Sarissa does not provide any tax, legal or accounting advice to Innoviva, and Innoviva shall obtain any such advice on its own.

6.    Term. This Agreement shall continue in effect until the termination of the Partnership pursuant to the Partnership Agreement; provided that (i) Innoviva may terminate this Agreement at any time upon written notice to Sarissa and (ii) Sarissa may terminate this Agreement at any time in the event the Innoviva Subsidiary submits one or more withdrawal requests to the Partnership which in the aggregate cause its interest in the Partnership to be less than 50% of the Subscription Amount, as adjusted for any cumulative profits and losses. For the avoidance of doubt, any distributions to the Innoviva Subsidiary pursuant to Section 4.09(b) and (c) of the Partnership Agreement shall not be treated as withdrawal requests. Upon any such termination of this Agreement, this Agreement shall become null and void and of no further force or effect, except for the provisions of Sections 5, 6, 7, 8, 9, 10, 11, 12, 13, 14 and 15, which shall survive termination of this Agreement in perpetuity in accordance with the terms of such provisions (other than Section 7(b) which shall so survive for 2 years following such termination).

7.    Ownership of Work Product; Information and Confidentiality.

(a)    Innoviva will own all materials prepared specifically for it by Sarissa in connection with the performance of the Services (the “Deliverables”). Innoviva may use the Deliverables for its own internal business operations and analysis only and agrees not to disclose the Deliverables to any third party (other than its attorneys, auditors and financial advisers) except as required by applicable law or otherwise expressly permitted under this Agreement; provided that to the extent legally permissible, Innoviva will give Sarissa notice of such requirement and use its reasonable best efforts to resist such disclosure or if such disclosure is so required, use reasonable best efforts to obtain confidential treatment for any information so disclosed and only disclose information to the extent so required. Notwithstanding anything contained herein to the contrary, Sarissa does not convey any ownership in any intellectual property or related rights owned or licensed by Sarissa and used in the performance of the Services, or the frameworks, methodologies, analytical tools and industry data and insights that may be used or developed by Sarissa in the performance of the Services (the “Sarissa IP”). Subject to the terms and conditions of this Agreement, Sarissa grants to Innoviva and its subsidiaries a worldwide, non-exclusive, fully-paid, royalty-free license to use the Sarissa IP embedded in the Deliverables for Innoviva’s and its affiliates and subsidiaries’ own internal business operations and analysis only. Innoviva acknowledges that all advice (written, such as Sarissa IP and Deliverables, or oral) given by Sarissa to Innoviva in connection with the Services is intended solely for the benefit and use of Innoviva in connection with its assessment of Potential Transactions. Other than to the extent required to be reflected in Board of Directors and committee meeting minutes or as required by applicable law, no advice (written or oral) of Sarissa hereunder shall be used, reproduced, disseminated, quoted or referred to at any time, in any manner, or for any purpose not specified in this Agreement, nor shall any public references to Sarissa be made without its consent.

(b)    Sarissa shall keep confidential any and all information obtained from Innoviva or its affiliates in connection with the Services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this

Agreement) to third parties except (i) with the prior written consent of Innoviva, (ii) to legal counsel, accountants and other professional advisors of Innoviva or of Sarissa or any affiliate thereof (subject to such persons being subject to the same confidentiality obligations as set forth herein) (“Permitted Representatives”); or (iii) as required by law or legal process to which Sarissa or any person to whom disclosure is permitted hereunder is a party; provided that to the extent legally permissible, Sarissa will give Innoviva notice of such requirement and use its reasonable best efforts to resist such disclosure or if such disclosure is so required, use reasonable best efforts to obtain confidential treatment for any information so disclosed and only disclose information to the extent so required. The foregoing shall not apply to information that is publicly available through the actions of a person other than Sarissa and its Permitted Representatives not in breach of this Agreement. The provisions of this Section 7(b) shall survive the expiration or earlier termination of this Agreement for a period of two years.

8.    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, delegated or otherwise transferred by any of the parties in whole or in part (whether by operation of law or otherwise) without the prior written consent of the other parties, and any such assignment without such consent shall be null and void.

9.    Governing Law. This Agreement and all rights and liabilities of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware. Each of the parties (a) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, and of the appropriate appellate courts therefrom, in the event any dispute or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, or otherwise relating to this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and irrevocably agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (c) agrees that it will not bring any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, or otherwise relating to this Agreement or the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, (d) agrees that process in any such Proceeding may be served on such party anywhere in the world, whether within or without the jurisdiction of any such court and (e) WAIVES ALL RIGHTS TO A TRIAL BY JURY.

10.    Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted.

11.    Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire understanding of each of the parties hereto with respect to the subject matter hereof. This Agreement may not be amended, altered or modified except with the prior written consent of the Innoviva and Sarissa. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law. Innoviva shall only be deemed to have consented to any amendment, alteration, modification or waiver of this Agreement or any provision hereof if such amendment, alteration, modification or waiver is approved by a majority of the members of the Board that are not Sarissa Designees.

12.    Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts specified in Section 9 (and, to the fullest extent permitted by law, each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

13.    Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.    Independent Contractor; No Fiduciary Duty. Innoviva acknowledges and agrees that it is a sophisticated business enterprise and that Sarissa has been retained pursuant to this Agreement solely with respect to the matters set forth herein and shall not have any duties or obligations to Innoviva except as expressly provided in this Agreement. Sarissa shall act as an independent contractor, and any duties of Sarissa arising out of its engagement pursuant to this Agreement shall be contractual in nature and shall be owed solely to Innoviva. Each party disclaims any intention to impose any fiduciary duty on the other in their respective capacities pursuant to this Agreement.

15.    Beneficiaries. This Agreement shall inure to the sole and exclusive benefit of the parties hereto and their permitted assigns. The obligations and liabilities under this Agreement shall be binding solely upon the parties hereto.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

SARISSA CAPITAL MANAGEMENT LP

By:	/s/ Patrice Bonfiglio
Name:	Patrice Bonfiglio
Title:	Chief Financial Officer

INNOVIVA, INC.

By:	/s/ Marianne Zhen
Name:	Marianne Zhen
Title:	Chief Accounting Officer

11